Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated December 19, 2023 with respect to the Common Stock, par value $0.001 per share, of eHealth, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: December 19, 2023	Findell Capital Partners, LP

	By:	Finn Management GP LLC General Partner

	By:	/s/ Brian A. Finn
		Name:	Brian A. Finn
		Title:	Managing Member

Finn Management GP LLC

By:	/s/ Brian A. Finn
	Name:	Brian A. Finn
	Title:	Managing Member

Findell Capital Management LLC

By:	/s/ Brian A. Finn
	Name:	Brian A. Finn
	Title:	Member

/s/ Brian A. Finn
Brian A. Finn